Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

FIRST AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AQUA METALS, INC.

Aqua Metals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That Article Fourth of the Corporation’s First Amended and Restated Certificate of Incorporation is hereby amended by the insertion of the paragraph set forth below immediately after the first paragraph thereof:

Upon the filing date of the Certificate of Amendment of the First Amended and Restated Certificate of Incorporation (the “Effective Date”), a one-for-1.10 reverse stock split of the Corporation’s Common Stock shall become effective, such that each 1.10 issued and outstanding share of Common Stock immediately prior to the Effective Date shall become one share of Common Stock (rounded up to the nearest whole number after giving effect to the reverse stock split).

SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 288 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, Aqua Metals, Inc. has caused this Certificate of Amendment to be signed by Thomas Murphy, its Chief Financial Officer, as of the 24th day of June, 2015.

AQUA METALS, INC.

By:	/s/ Thomas Murphy
Thomas Murphy, Chief Financial Officer